Exhibit 99.2

(Furnished herewith)

DEERE & COMPANY

OTHER FINANCIAL INFORMATION

The company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

	Equipment		Production &		Small Ag		Construction
For the Three Months Ended	Operations		Precision Ag		& Turf		& Forestry
	Jan 29	Jan 30	Jan 29	Jan 30	Jan 29	Jan 30	Jan 29	Jan 30
Dollars in millions	2023	2022	2023	2022	2023	2022	2023	2022
Net Sales	$11,402	$8,531	$5,198	$3,356	$3,001	$2,631	$3,203	$2,544
Average Identifiable Assets
With Inventories at LIFO	$20,929	$18,009	$9,074	$7,430	$4,744	$4,190	$7,111	$6,389
With Inventories at Standard Cost	22,976	19,614	10,138	8,234	5,288	4,654	7,550	6,726
Operating Profit	$2,280	$939	$1,208	$296	$447	$371	$625	$272
Percent of Net Sales	20.0%	11.0%	23.2%	8.8%	14.9%	14.1%	19.5%	10.7%
Operating Return on Assets
With Inventories at LIFO	10.9%	5.2%	13.3%	4.0%	9.4%	8.9%	8.8%	4.3%
With Inventories at Standard Cost	9.9%	4.8%	11.9%	3.6%	8.5%	8.0%	8.3%	4.0%
SVA Cost of Assets	$(689)	$(589)	$(304)	$(248)	$(159)	$(139)	$(226)	$(202)
SVA	1,591	350	904	48	288	232	399	70

	Financial
For the Three Months Ended	Services
	Jan 29	Jan 30
Dollars in millions	2023	2022
Net Income Attributable to Deere & Company	$185	$231
Average Equity	5,948	5,644
Return on Equity	3.1%	4.1%
Operating Profit	$238	$296
Cost of Equity	(192)	(180)
SVA	46	116

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